Exhibit 99.1

PRESS RELEASE

Investor Contact: Thomas Castellano, Catalent, Inc. Jeremy Feffer, Bertner Advisors, LLC 732-537-6325 investors@catalent.com

Catalent, Inc. Appoints J. Martin Carroll to its Board of Directors
SOMERSET, N.J., July 28, 2015 -- Catalent, Inc. (NYSE:CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics, and consumer health products, today announced that it has added J. Martin Carroll to its Board of Directors, increasing the size of the Board from eight to nine.
J. Martin Carroll served as President and Chief Executive Officer of Boehringer Ingelheim Corporation and of Boehringer Pharmaceuticals, Inc. from 2003 until 2011, as a Director of Boehringer Ingelheim Corporation from 2003 until 2012, and as Head, Corporate Strategy and Development for Boehringer Ingelheim GmbH from 2012 until 2013, when he retired. Mr. Carroll joined the Boehringer Ingelheim organization in 2002 as President of Boehringer Pharmaceuticals, Inc. Mr. Carroll worked at Merck & Company, Inc. from 1976 until 2001. From 1972 until 1976, Mr. Carroll served in the United States Air Force, where he attained the rank of Captain. Mr. Carroll has been a Director of Mallinckrodt plc since 2013 and serves as Chair of its Compliance Committee. Mr. Carroll served as a Director of Durata Therapeutics, Inc. in 2014 until it was acquired by Actavis, and as a Director of Vivus, Inc. from 2013 until 2014.
“We are very pleased to have this well-seasoned pharmaceutical executive join our Board,” commented John Chiminski, President and Chief Executive Officer of Catalent, Inc. “Marty’s wealth of experience in our industry-particularly his experience with drug development-will enable him to provide invaluable advice to guide our continued growth and enhance our leadership position.”
Mr. Carroll commented, “I am excited to join the Catalent Board and look forward to working with this very talented management team.”
Mr. Carroll received a Bachelor of Arts degree in accounting and economics from the College of the Holy Cross and a Master of Business Administration degree from Babson College.

About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 8,600 people, including over 1,000 scientists, at 30 facilities across 5 continents and in fiscal 2014 generated more than $1.8 billion in annual revenue. Catalent is headquartered in Somerset, N.J.

More products. Better treatments. Reliably supplied.™

# # #